Exhibit 10.2
Grant No.

☐ Participant’s Copy

☐ Company’s Copy
Arbitron Inc.
2008 Equity Compensation Plan
Director Deferred Stock Unit Agreement
     To                     :
     Arbitron Inc. (the “Company”) has granted you (the “Grant”) deferred stock units (“DSUs”) as set forth on Exhibit A to this Agreement (the “DSUs”) under its 2008 Equity Compensation Plan (the “Plan”).
     The Grant is subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the Grant under the Plan, and the Plan defines any capitalized terms in this Agreement that this Agreement does not define.
     In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule	The Grant is fully nonforfeitable (“Vested”) on the Grant Date.

Distribution Dates	You will receive a distribution of shares (the “Shares”) of Company common stock (“Common Stock”) equivalent to your DSUs as soon as practicable following the date or dates indicated on Exhibit A, the “Distribution Date(s),” subject to any overriding provisions in the Plan.

Limited Status	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the Shares, unless and until the Shares have been issued to you on the Distribution Date(s). You will, however, receive dividend equivalents (“Dividend Equivalent Rights”) with respect to the DSUs, measured using the Shares they represent, with the amounts convertible into full or fractional additional DSUs based on dividing the dividends by the Fair Market Value (as defined in the Plan) as of the date of dividend distribution and holding the resulting additional DSUs for distribution as provided for the other DSUs.

Voting	DSUs cannot be voted. You may not vote the Shares unless and until the Shares are distributed to you.

Transfer Restrictions	You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the Shares until the Shares are distributed to you. Any attempted Transfer that precedes the Distribution Date for such Shares is invalid.

Additional Conditions	The Company may postpone issuing and delivering any Shares for so long as the Company determines to be advisable to satisfy the following:
to Receipt
its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;
its receiving proof it considers satisfactory that a person or entity seeking to receive the Shares after your death is entitled to do so;

your complying with any requests for representations under the Grant and the Plan; and
its or your complying with any federal, state, or local tax withholding obligations.

Taxes and Withholding	The DSUs provide tax deferral, meaning that they are not taxable to you until you actually receive Shares on or around each Distribution Date. You will then owe taxes at ordinary income tax rates as of each Distribution Date at the Shares’ value.

If you become employed by the Company before a Distribution Date, the Company will be required to withhold (in cash from salary or other amounts owed you) the applicable percentage of the value of the Shares on the Distribution Date. If the Company does not choose to do so, you agree to arrange for payment of the withholding taxes and/or confirm that the Company is arranging for appropriate withholding.

Additional Representations from You	If you receive Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Act that covers issuances of Shares to you, you must comply with the following before the Company will release the Shares to you. You must:
represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and
agree that you will not sell, transfer, or otherwise dispose of the Shares unless:
a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or
the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Additional Restriction	You will not receive the Shares if issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations.

No Effect on Service Providing Relationship	Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your service on the Company’s Board of Directors or other relationship at any time, with or without cause. The termination of your relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan.

No Effect on Running Business	You understand and agree that the existence of the DSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and must be construed consistently with that section. Notwithstanding anything in the Plan or this Agreement to the contrary, if (x) you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the payment under the DSUs will result in the imposition of additional tax under Section 409A if paid to you within the six month period following your separation from service, then the payment under such accelerated DSUs will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death, and will be paid within 10 days thereafter. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Unsecured Creditor	This Agreement creates a contractual obligation on the part of the Company to make payment under the DSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder is that of an unsecured general creditor of Company.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary. If mailed, you should address it to the Company’s Secretary at the Company’s then corporate headquarters, unless the Company directs participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Administrator will address any notices to you at your office or home address as reflected on the Company’s business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to participants.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

Arbitron Inc.

Date:	By:

ACKNOWLEDGMENT
     I acknowledge I received a copy of the Plan. I represent that I have read and am familiar with the Plan’s terms. I accept the Grant subject to all of the terms and provisions of this Agreement and of the Plan under which the Grant is made, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Grant.

Date:

Name:

     No one may sell, transfer, or distribute the securities covered by the Grant without an effective registration statement relating thereto or an opinion of counsel satisfactory to the Company or other information and representations satisfactory to the Company that such registration is not required.

Grant No.
Arbitron Inc.
2008 Equity Compensation Plan
Deferred Stock Unit
Exhibit A
Recipient Information:

Name:

Signature: X
Grant Information:

DSUs:	Date of Grant:

Distribution Dates	Your Distribution Dates will be determined by your deferral election in effect before the Date of Grant.

The Distribution Dates will be

	___	a date within 30 days after the end of the calendar quarter in which I cease to serve as a director of the Company, at which point I will receive all Shares covered by the DSUs or

	___	January 1 of each of the ___ years following the year in which I cease to serve as a director of the Company, at which dates I will receive the portion of the Shares covered by the DSUs as represents the result of dividing all of the Shares by the number of years for which I will receive Shares and carrying any fractional Shares forward until they add to a whole Share, with any fractional share remaining in the final year being cashed out.

If a Change in Control Event (as defined in the Plan) occurs before the final or sole Distribution Date and the Change in Control Event also would be an event described in Treas. Reg. Section 1.409A-3(i)(5), full payment will be made in connection with the closing of the Change in Control Event. A Change in Control Event that does not comport with that regulation will not affect the payment timing. The payment will be in cash (unless the Board determines otherwise) equal to the value per share of the consideration received in the Change in Control Event multiplied by the number of DSUs, at which point the DSUs will expire without further obligation to you. The Board will have the authority to value any consideration received in the Change in Control Event to the extent neither cash nor readily marketable securities.